                                                                  EXHIBIT 10.1


                      HORACE MANN EDUCATORS CORPORATION
                DEFERRED EQUITY COMPENSATION PLAN FOR DIRECTORS

SECTION 1. INTRODUCTION

     1.1 Establishment of Plan. Horace Mann Educators Corporation, a Delaware corporation (the "Company"), hereby establishes the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors (the "Plan") for those directors of the Company who are not employees of the Company. The Plan provides the opportunity for Directors to defer receipt of all or a part of their cash compensation on a pretax basis and to invest those deferrals in the Company's Common Stock.

     1.2 Purposes. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals and to help attract and retain qualified Directors.

     1.3 Effective Date. The Plan shall be effective upon approval by the shareholders of the Company at the Company's 1996 annual meeting of shareholders. To the extent an investment or distribution of Stock may be made under the Plan, the Plan is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended.

SECTION 2. DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

          (a) "Administrative Committee" means the committee designated in
              Section 3 to administer the Plan.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Change in Control" means either of the events set forth below:

              (i) any person, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities of the Company having 25% or more of the voting power in the election of directors of the Company; or

              (ii) the occurrence within any twelve-month period during the term of the Plan of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Company's Board.

          (d) "Common Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

          (e) "Deferred Stock Equivalent Account" means the bookkeeping account established by the Company in respect to each Director pursuant to Section
     5.3 hereof and to which shall be credited the fees deferred by the Director as provided in the Plan and the Common Stock Equivalents into which such deferred fees are deemed invested pursuant to the Plan.

          (f) "Director" means a member of the Board who is not an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code.

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (h) "Fair Market Value" means as of any applicable date the closing sale price of a share of Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which Stock is listed, or, if Stock is not listed on any such exchange, the last closing bid quotation with respect to a share of Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if Stock is not so quoted, the fair market value at the time in question of a share of Stock as determined by the Board in good faith.

          (i) "Incumbent Members" means the members of the Board on the date immediately preceding the commencement of a twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was approved by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

          (j) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (k) "Payment Date" means each of the dates each year on which the Company pays fees to Directors.

          (l) "Stock" means the $.001 par value common stock of the Company.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

SECTION 3. PLAN ADMINISTRATION

     The Plan shall be administered by the Administrative Committee, comprised of the Chief Financial Officer and the Secretary of the Company. Subject to the limitations of the Plan, the Administrative Committee shall have the sole and complete authority: (i) to impose such limitations, restrictions and conditions as it shall deem appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan. The Administrative Committee's determinations on matters within its authority shall be conclusive and binding upon the Company, the Directors and all other persons.

SECTION 4. STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 300,000 shares of Stock. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if the Board determines that such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

     4.2 Adjustments Upon Changes in Stock. If there shall be any change in the Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee in the terms of Common Stock Equivalents under the Plan to reflect such changes and to modify any other terms on an equitable basis as the Administrative Committee in its discretion determines.

SECTION 5. DEFERRALS AND DISTRIBUTIONS

     5.1 Deferral Elections. A Director may elect to defer receipt of all or a specified portion of the annual director's fee, the annual committee chair's fee, the annual chairman of the board's fee and/or meeting and other fees payable in cash to the Director for serving on the Board or any committee thereof. A Director may make the elections permitted hereunder by giving written notice to the Company in a form approved by the Administrative Committee. The notice shall include: (i) the percentage or dollar amount of fees to be deferred, (ii) the date as of which deferral is to commence and (iii) subject to the limitations of this Section 5, the year in which distribution is to commence and the form (i.e., lump sum or installments over a stated number of years) of distribution. Amounts deferred by a Director pursuant to this Section 5.1 shall be converted into Common Stock Equivalents in accordance with Section 5.3.

     5.2 Time for Electing Deferral and Change in Election. An election to defer fees shall be made in the first instance prior to the first meeting of the Board following the Company's 1996 annual meeting of shareholders and, thereafter, prior to the latest to occur of the following: (i) the beginning of the calendar year for which the fees are to be earned; (ii) such Director's first day of Board service in that year; or (iii) the thirty-first day following the date the Director first becomes eligible to participate in the Plan; provided that, an election made on or after the first day of a calendar year shall only apply to fees earned after the date of the election. An election to defer, once made, is irrevocable for the first calendar year with respect to which the election is made, except as provided in Section 5.12 hereof. An election to defer, once made, shall continue to be effective for succeeding calendar years until revoked or modified by the Director by written request to the Administrative Committee prior to the beginning of a calendar year for which fees would otherwise be deferred.

     5.3 Deferred Stock Equivalent Accounts. A Deferred Stock Equivalent Account shall be established for each Director. Fees deferred by a Director shall be credited to such Account as of the date such amounts would have otherwise been paid in cash to the Director, and shall be converted into Common Stock Equivalents based on Fair Market Value as of the date such amounts would have otherwise been paid in cash to the Director. A Director's Deferred Stock Equivalent Account shall also be credited with the Company matching deferral pursuant to Section 5.4 and with dividend equivalents and other distributions pursuant to Section 5.5.

     5.4 Company Matching Deferral. At such time or times as a Director's fees are deferred and credited to his or her Deferred Stock Equivalent Account as Common Stock Equivalents pursuant to Section 5.3, the Company shall match 25% of such deferred fees by crediting such Deferred Stock Equivalent Account with additional Common Stock Equivalents equal to 25% of the number of Common Stock Equivalents attributable to the Director's deferred fees.

     5.5 Dividend Equivalents. Dividends and other distributions with respect to Common Stock Equivalents shall be deemed to have paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to a Director's Deferred Stock Equivalent Account in respect of cash dividends and any other securities or property distributed with respect to the Stock in connection with reclassifications, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or distributed with respect to the Stock. Fractional shares shall be credited to a Director's Deferred Stock Equivalent Account cumulatively, but the balance of shares of Common Stock Equivalents in a Director's Deferred Stock Equivalent Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this
Section 5.

     5.6 Statement of Accounts. A statement as to the balance of his or her Deferred Stock Equivalent Account will be sent to each Director at least once each calendar year.

     5.7 Payment of Accounts. As soon as practicable following termination of service as a Director, a Director shall receive a distribution of his Deferred Stock Equivalent Account as directed by the Director in his most recent election deferral notice, provided, however, that any such notice, other than the initial such notice, shall not be effective to direct the time and manner of distribution of the Director's Deferred Stock Equivalent Account unless such notice is received by the Administrative Committee at least two years prior to the effective date of the Director's termination of service. Either a lump sum or the first of a stated number of equal annual installments shall be paid in the year of such termination. Succeeding installments (if any) shall be paid on January 31 of each calendar year following the calendar year in which the first payment was made. Such distribution(s) shall consist of one share of Stock for each Common Stock Equivalent credited to such Director's Deferred Stock Equivalent Account as of the Payment Date immediately preceding the date of distribution.

     5.8 Payments Following the Death of a Director. In the event of a Director's death before the balance of his Deferred Stock Equivalent Account is fully paid, payment of the balance of the Director's Deferred Stock Equivalent Account shall then be made to the beneficiary or beneficiaries, at such time or times and in such manner as shall be designated by the Director pursuant to
Section 5.9 or, in the absence of a designation as to the time and manner of payment, in the time and manner selected by the Administrative Committee. The Administrative Committee may, in its discretion, take into account the application of any designated beneficiary and direct that the balance of the Director's Deferred Stock Equivalent Account be paid to such beneficiary in the manner requested by such application.

     5.9 Designation of Beneficiary. A Director shall file with the Administrative Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the Director's death. Such designation shall also specify the manner and the time or times at which such amount shall be paid. A Director may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Director's death and in no event shall it be effective as of a date prior to its receipt. If no such beneficiary designation is in effect at the time of the Director's death, or if no designated beneficiary survives the Director, the Director's estate shall be deemed to have been designated his beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after the Director's death. If the Administrative Committee is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

     5.10 Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, each Director shall receive, within ten (10) days of the date of such Change in Control a lump sum distribution in the number of shares of Stock equal to the number of Common Stock Equivalents credited to such Director's Deferred Stock Equivalent Account as of the date of the Change in Control.

     5.11 Emergency Payments. In the event of an "unforeseeable emergency" as defined herein, the Administrative Committee may determine the amounts payable under Section 5 hereof and pay all or a part of such amounts in shares of Stock without regard to the payment dates otherwise determined pursuant to Sections 5.7, 5.8 and 5.9, to the extent the Administrative Committee determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary) occasioned by severe financial hardship. For the purposes of this Section, an "unforeseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary. Payments shall not be made pursuant to this Section to the extent that such hardship is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise,
(b) by liquidation of the Director's or beneficiary's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or
(c) by cessation of the Director's deferrals under the Plan. Such action shall be taken only if a Director (or a Director's legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Administrative Committee after making such inquiries as the Administrative Committee deems necessary or appropriate.

     5.12 Payment of Taxable Amount. Notwithstanding any other provision of this
Section 5 or any payment schedule directed by a Director pursuant to Sections 5.7, 5.8 or 5.9 regardless of whether payments have commenced under this Section 5, in the event that the Internal Revenue Service should finally determine that part or all of the value of a Director's Deferred Stock Equivalent Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's or beneficiary's gross income for federal income tax purposes, then the balance of the Deferred Account or the part thereof that was determined to be includable in gross income shall be distributed in shares of Stock to the Director or beneficiary, as the case may be, in a lump sum as soon as practicable after such determination, without any action or approval by the Administrative Committee. A "final determination" of the Internal Revenue Service for purposes of this Section is a determination in writing by said Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director or beneficiary does not appeal within the time prescribed for appeals.

SECTION 6. GENERAL CREDITOR STATUS

     Each participating Director and beneficiary designated by a Director shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director or beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets and shall be solely the obligation of the Company. The Plan is a promise by the Company to pay benefits in the future and it is the intention of the Company and participating Directors that the Plan be "unfunded" for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA")).

SECTION 7. CLAIMS PROCEDURES

     If a claim for benefits made by any person (the "Applicant") is denied, the Administrative Committee shall furnish to the Applicant, within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (i) specifies the reasons for the denial, (ii) refers to the pertinent provisions of the Plan on which the denial is based, (iii) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary and (iv) explains the claim review procedures. Upon the written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim and, if so requested: (i) permit the Applicant to review any documents which are pertinent to the claim, (ii) permit the Applicant to submit to the Administrative Committee issues and comments in writing and (iii) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of its decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.

SECTION 8. ASSIGNABILITY

     The right of a Director and his beneficiary to receive payments or distributions hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment, or garnishment by creditors of a participating Director or his beneficiary.

SECTION 9. PLAN TERMINATION, AMENDMENT AND MODIFICATION

     The Plan shall automatically terminate at the close of business on the fifteenth anniversary of the effective date unless sooner terminated by the Board. The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the then existing balance of any Director's Deferred Stock Equivalent Account or otherwise adversely change the terms and conditions thereof without the Director's consent.

SECTION 10.  GOVERNING LAW/PLAN CONSTRUCTION

     The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of New York. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company, the Board or its committees or the Company's shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the Board.